UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 6, 2008

ACCURIDE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32483 (Commission File Number)	61-1109077 (IRS Employer Identification No.)

7140 Office Circle, Evansville, IN		47715
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (812) 962-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 6, 2008, NYSE Regulation, Inc. (“NYSER”) provided verbal notice and subsequently issued a written notice on November 7, 2008 that trading of the common shares of Accuride Corporation (the “Company”) would be suspended prior to the New York Stock Exchange’s (“NYSE”) opening on Wednesday, November 12, 2008, and that the NYSER would initiate procedures to delist the Company’s common stock.  The NYSER concluded the Company is not in compliance with the NYSE’s continued listing standard under Section 802.01B of the NYSE Listed Company Manual (the “Listed Company Manual”) because the average global market capitalization of the Company’s common stock was less than $25 million over a consecutive 30 trading-day period as of November 5, 2008, which the NYSE views as the minimum threshold for continued listing.  Additionally, the NYSER noted that Accuride had fallen below the continued listing standard under Section 802.01B(1) of the Listed Company Manual which requires average global market capitalization over a consecutive 30 trading-day period of not less than $75 million and stockholder’s equity of not less than $75 million.  The Company does not intend to appeal the NYSER suspension.

The Company anticipates that its common shares will commence trading on the OTC Bulletin Board (“OTCBB”) on November 12, 2008, under the symbol “AURD”.  This transition to the over-the-counter markets does not affect the Company’s business operations and will not change its SEC reporting requirements.

Copies of Accuride’s related news releases are attached as Exhibits 99.1 and 99.2.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1 Press Release of Accuride Corporation, dated November 10, 2008.

99.2 Press Release of Accuride Corporation, dated November 11, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCURIDE CORPORATION

Date:	November 11, 2008	/s/ Stephen A. Martin
Stephen A. Martin
Vice President / General Counsel

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of Accuride Corporation, dated November 10, 2008.
99.2	Press Release of Accuride Corporation, dated November 11, 2008.